Европейска инвестиционна банка
Evropská investiční banka
Den Europæiske Investeringsbank
Europäische Investitionsbank
Euroopa Investeerimispank
Ευρωπαϊκή Τράπεζα Επενδύσεων
European Investment Bank
Banco Europeo de Inversiones
Banque européenne d'investissement
Banca europea per gli investimenti
Eiropas Investīciju banka
Europos investicijų bankas
Európai Beruházási Bank
Bank Ewropew tal-Investiment
Europese Investeringsbank
Europejski Bank Inwestycyjny
Banco Europeu de Investimento
Banca Europeană de Investiții
Európska investičná banka
Evropska investicijska banka
Euroopan investointipankki
Europeiska investeringsbanken

Sent BY E-MAIL and BY COURIER

Curetis GmbH (the "**Borrower**")
Max-Eyth-Strasse 42
71088 Holzgerlingen
Germany

For the attention of: Managing Directors and cc to Corporate Legal

E-mail: contact@curetis.com; Johannes.Bacher@curetis.com; Bernd.Bleile@curetis.com

copy to:

OpGen Inc (the "**Guarantor I**")
9717 Key West Ave. – Suite 100
Rockville 20850 Maryland
USA

For the attention of: CEO

E-mail: oschacht@opgen.com

Ares Genetics GmbH (the "**Guarantor II**" and together with Guarantor I, the "**Guarantors**")
Karl-Farkas-Gasse 18
A-1030 Vienna
Austria

For the attention of: Managing Director

E-mail: arne.materna@ares-genetics.com

Luxembourg, 23 May 2022 JU/OPS-POL/RVF/FME/vl N° 2022-07389

Subject: **CURETIS (EGFF)**

Operation Number (Serapis N°): 2016-0480; Contract Number (FI N°): 86508; 87226

Finance contract between the European Investment Bank (the "**Bank**") and the Borrower dated 12 December 2016, as amended and restated from time to time prior to the date of this Letter (the "**Finance Contract**")

Guarantee and indemnity agreement between the Bank and the **Guarantor** I dated 9 July 2020 (the "**Guarantee Agreement I**")

Guarantee and indemnity agreement between the Bank and the **Guarantor** II dated 29 November 2017 (the "**Guarantee Agreement II**")

Guarantee and indemnity agreement between the Bank and the **Guarantor** II dated 20 May 2019 (the "**Guarantee Agreement III**")

Guarantee and indemnity agreement between the Bank and the **Guarantor** II dated 9 July 2020 (the "**Guarantee Agreement IV**")

The **Guarantee Agreement** I, **Guarantee Agreement** II, **Guarantee Agreement** III and **Guarantee Agreement** IV are hereinafter collectively referred to as the "**Guarantee Agreements**".

Waiver and Amendment Letter

Dear Sirs,

We refer to the Finance Contract.

1. DEFINITIONS AND INTERPRETATION

1.1. In this waiver and amendment letter (the "**Letter**"):

"**Effective Date**" means

the date on which the Bank confirms (including by electronic mail or other electronic means) to the Borrower that the Bank has received in form and substance satisfactory to it:

(a) 2 (two) originals of this Letter duly signed by the Borrower and by the Guarantors;

(b) evidence that the execution of this Letter by the Borrower and by the Guarantors has been duly authorised and that the person or persons signing this Letter on behalf of the Borrower and of the Guarantors are duly authorised to do so. Such evidence must be provided by the Borrower together with this duly signed Letter, unless it has been previously delivered to the Bank, or the Borrower and the Guarantors confirm in writing that no change has occurred in relation to the authority of the person or persons authorised to sign this Letter on behalf of the Borrower and of the Guarantors, respectively; and

(c) a copy of any other authorisation or other document, opinion or assurance which the Bank considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of, and the transactions contemplated by, this Letter or the validity and enforceability of this Letter or any ancillary documents thereto.

1.2. Unless the context otherwise requires or unless otherwise defined, terms defined in the Finance Contract and expressions used in the Finance Contract have the same meaning when used in this Letter.

1.3. The principles of construction set out in the Finance Contract shall have effect as if set out in this Letter.

1.4. Any reference to an "Article" or a "Schedule" is, unless the context otherwise requires or it is indicated otherwise, a reference to an Article or a Schedule of this Letter.

1.5. Article or Schedule headings are for ease of reference only.

1.6. With the effect from the Effective Date, any reference in the Finance Contract to "this Contract" (or other similar references) shall be read and construed as a reference to the Finance Contract, as amended by this Letter.

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1.7. The Schedules to this Letter form an integral part of this Letter.

2. BACKGROUND

2.1. We refer to information received from the Borrower, whereby:

(a) the Borrower has informed the Bank of the impact of COVID-19 pandemic on the Borrower's business, affecting the capacity of the Borrower to establish a stable source of revenues sufficient to cover its operating costs and R&D and its ability to perform under the Finance Contract;

(b) The Borrower has informed us that, as a consequence:

(i) it is unable to make the payment of principal in the amount of EUR 5,000,000.00 (five million euros) due on 24 April 2022 under the Finance Contract (the "**Notified Non-Payment Principal Event**");

(ii) it is further unable to make the payment of Deferred Interest in the amount of EUR 3,043,333.34 (three million, fourty-three thousand, three hundred and thirty-three euros and thirty-four cents) due on 24 April 2022 under the Finance Contract (the "**Notified Non-Payment Deferred Interest Event**"),

all events under (i) to (ii) jointly, the "**Notified Non-Payment Events**").

2.2. As a result of the Notified Non-Payment Events, pursuant to the terms of the Finance Contract, the Bank would, *inter alia*, be entitled to demand immediate repayment of the Loan in accordance with Article 10 (*Events of Default*) of the Finance Contract.

2.3. In light of the above, the Borrower has requested the Bank to amend and waive certain provisions of the Finance Contract, as further described below.

3. WAIVER

With effect from the Effective Date, the Bank:

(a) waives its rights to demand an immediate repayment of the Loan, together with accrued interest and all other accrued and outstanding amounts, in accordance with Article 10 (*Events of Default*) of the Finance Contract, arising solely from the occurrence of the Notified Non-Payment Events,

(b) waives its right to charge interest on overdue sums in accordance with Article 3.03 (*Interest on overdue sums*) of the Finance Contract for the period from due date of the Notified Non-Payment Events until the Effective Date

4. AMENDMENT OF AMORTISATION TABLE AND INTEREST

4.1. As from 24 April 2022 (the "**Financial Effectiveness Date**"), the amortisation table delivered to the Borrower pursuant to Article 2.03 (*Confirmation by the Bank*) of the Finance Contract and related to the Notified Non-Payment Events shall be replaced by the Payment Notices (as defined below) issued by the Bank and related to the Restructured Tranche (as defined below) to be delivered on a monthly basis to the Borrower.

4.2. As from the Financial Effectiveness Date the amount of the Notified Non-Payment Deferred Interest Event is capitalised and added to the amount of the Notified Non-Payment Principal Event (hereinafter referred to as the "**Restructured Tranche**").

4.3. The Cash Pay Margin and the Deferred Interest set out in the Disbursement Notice related to the Notified Non-Payment Events shall be replaced by a Fixed Rate (as defined below), which accrues on the outstanding amount of the Restructured Tranche from the Financial Effectiveness Date.

4.4. For the avoidance of doubt, interest shall be payable in accordance with Article 3 of the Finance Contract, as amended by this Letter.

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5. AMENDMENTS TO THE FINANCE CONTRACT

With effect from the Effective Date, the Finance Contract shall be amended as set out below:

(a) A new definition of "Fixed Rate" shall be included in the "Definitions" section of the Finance Contract in alphabetical order and shall read as follows:

""**Fixed Rate**" means 10% (1000 basis points) per annum."

(b) A new definition of "Payment Notices" shall be included in the "Definitions" section of the Finance Contract in alphabetical order and shall read as follows:

""**Payment Notices**" means the payment notices issued by the Bank related to the Restructured Tranche that will be delivered on a monthly basis to the Borrower."

(c) A new definition of "Restructured Tranche" shall be included in the "Definitions" section of the Finance Contract in alphabetical order and shall read as follows:

""**Restructured Tranche**" means a disbursement made under this Contract on which the Fixed Rate is applied."

(d) The definition of "Loan" in the "Definitions" section of the Finance Contract shall be deleted in its entirety and replaced with the following:

(e) ""**Loan**" means the aggregate amount of Tranches and the Restructured Tranche disbursed from time to time by the Bank under this Contract."

(f) The definition of "Maturity Date" in the "Definitions" section of the Finance Contract shall be deleted in its entirety and replaced with the following:

""**Maturity Date**" means 24 April 2023 for the Restructured Tranche or in relation to each Tranche, the date falling on the 5th anniversary of the Scheduled Disbursement Date of that Tranche."

(g) The definition of "Payment Date" in the "Definitions" section of the Finance Contract shall be deleted in its entirety and replaced with the following

""**Payment Date**" means

(a) in relation to the Restructured Tranche: 24 January; 24 February; 24 March; 24 April; 24 May; 24 June, 24 July; 24 August, 24 September, 24 October; 24 November and 24 December of each year; and

(b) in relation to any Tranche, quarterly, semi-annual or annual dates specified in the Disbursement Notice of a Tranche,

until and including the Maturity Date, save that, in case any such date is not a Relevant Business Day, it means:

(i) for the Restructured Tranche the following Relevant Business Day, without adjustment to the interest due under Article 3.07.

(ii) for a Tranche, the next day, if any, of that calendar month that is a Relevant Business Day or, failing that, the nearest preceding day that is a Relevant Business Day, in all cases with corresponding adjustment to the interest due under Article 3.01.;

(h) The definition of "PPI Rate" in the "Definitions" section of the Finance Contract shall be deleted in its entirety and replaced with the following:

""**PPI Rate**" means: (a) in relation to the PPI Tranche, 0.75%; and (b) in relation to the COVID-19 Tranche, 0.7%";

(i) The definition of "Prepayment Amount" in the "Definitions" section of the Finance Contract shall be deleted in its entirety and replaced with the following:

""**Prepayment Amount**" means the amount of a Tranche or the Restructured Tranche to be prepaid by the Borrower in accordance with Article 4.02A."

(j) The definition of "Redeployment Rate" in the "Definitions" section of the Finance Contract shall be deleted in its entirety and replaced with the following:

""**Redeployment Rate**" means a fixed annual rate determined by the Bank, being a rate which the Bank would apply on the day of the indemnity calculation to a loan that has the same currency, the same terms for the payment of interest and the same repayment profile to the Maturity Date as the Tranche, or the Restructured Tranche, in respect of which a prepayment or cancellation is proposed or requested to be made. Such rate shall not be of negative value."

(k) The definition of "Tranche" in the "Definitions" section of the Finance Contract shall be deleted in its entirety and replaced with the following:

""**Tranche**" means each disbursement made or to be made under this Contract with the exception of the Restructured Tranche";

(l) A new Article 3.07 (*Restructured Tranche*) shall be included in the Finance Contract and shall read as follows:

"The Borrower shall pay interest on the outstanding balance of the Restructured Tranche at the Fixed Rate monthly in arrear on the relevant Payment Dates as specified in the Payment Notices.

Interest shall be calculated on the basis of Article 5.1(a).";

(m) A new Article 4.01A (*Repayment by instalments*) shall be included in the Finance Contract (and the following Articles renumbered accordingly) and shall read as follows:

"Article 4.01A (Repayment by instalments)

The Borrower shall repay the Restructured Tranche by instalments on the Payment Dates specified in the Payment Notices.

The amortisation of the Restructured Tranche shall be drawn up on the basis that repayment shall be made monthly by equal payments including constant instalments of principal and interest."

(n) A new Article 10.03B (*Restructured Tranche*) shall be included in the Finance Contract (and the following Articles renumbered accordingly) and shall read as follows:

"Article 10.03B (Restructured Tranche)

In case of demand under Article 10.01 in respect of the Restructured Tranche, the Borrower shall pay to the Bank the amount demanded together with the indemnity on any amount of principal due to be prepaid. Such indemnity shall (i) accrue from the due date for payment specified in the Bank's notice of demand and be calculated on the basis that prepayment is effected on the date so specified, and (ii) be for the amount communicated by the Bank to the Borrower as the present value (calculated as of the date of the prepayment) of the excess, if any, of:

(a) the interest that would accrue thereafter on the amount prepaid over the period from the date of prepayment to the Maturity Date, if it were not prepaid; over

(b) the interest that would so accrue over that period, if it were calculated at the Redeployment Rate, less 0.15% (fifteen basis points).

The said present value shall be calculated at a discount rate equal to the Redeployment Rate, applied as of each relevant Payment Date of the Restructured Tranche."

(o) Paragraph (c) under Article 5.05 (Aplication of sums received) of the Finance Contract shall be deleted in its entirety and replaced by the following:

"(c) Allocation of sums related to Tranches and Restructured Tranche

33

In case of receipt of sums which cannot be identified as applicable to a specific Tranche or to the Restructured Tranche, and on which there is no agreement between the Bank and the Borrower on their application, the Bank may apply these between Tranches and the Restructured Tranche at its discretion.";

(p) Articles 2.01 (Amount of Loan), 2.02 (Currency of repayment, interest and other charges), 3.03 (Interest on overdue sums), 4.02A (Prepayment Option), 4.04 (General), 5.01 (Day count convention) and 10.03A (Tranches) of the Finance Contract shall be deleted in their entirety and replaced with the following:

"2.01 Amount of Loan

The Loan shall comprise the aggregate amount of Tranches and Restructured Tranche disbursed by the Bank under this Contract."

"2.02 Currency of repayment, interest and other charges

Interest, repayments and other charges payable in respect of each Tranche and the Restructured Tranche shall be made by the Borrower in EUR.

Any other payment shall be made in the currency specified by the Bank having regard to the currency of the expenditure to be reimbursed by means of that payment."

"3.03 Interest on overdue sums

Without prejudice to Article 10 and by way of exception to Articles 3.01 and 3.07, if the Borrower fails to pay any amount payable by it under this Contract on its due date, interest shall accrue (subject to mandatory provisions of the applicable laws) on any overdue amount payable under the terms of this Contract from the due date to the date of actual payment at an annual rate equal to:

(i) for overdue sums relating to the Tranches (other than the COVID-19 Tranche), the applicable Floating Rate plus 2% (200 basis points);

(ii) for overdue sums relating to the COVID-19 Tranche, the higher of (a) the PIK Interest Rate plus 2% (200 basis points) or (b) EURIBOR plus 2% (200 basis points);

(iii) for the overdue sums related to the Restructured Tranche, the higher of:

(1) the applicable Fixed Rate plus 2% (200 basis points); or

(2) the EURIBOR plus 2% (200 basis points);

(iv) for overdue sums other than under (i) (ii) or (iii) above, EURIBOR plus 2% (200 basis points),

and shall be payable in accordance with the demand of the Bank. For the purpose of determining EURIBOR in relation to this Article 3.03, the relevant periods within the meaning of Schedule B shall be successive periods of one month commencing on the due date.

If the overdue sum is in a currency other than the currency of the Loan, the following rate per annum shall apply, namely the relevant interbank rate that is generally retained by the Bank for transactions in that currency plus 2% (200 basis points), calculated in accordance with the market practice for such rate."

"4.02A Prepayment Option

Subject to Articles 4.02B, 4.02C and 4.04, the Borrower may prepay all or part of any Tranche or the Restructured Tranche, together with accrued interest (including any Deferred Interest and, if applicable (in relation to the COVID-19 Tranche only), interest accruing at the PIK Interest Rate) and indemnities if any, upon giving a Prepayment Request with at least 1 (one) month's prior notice specifying (i) the Prepayment Amount, (ii) the Prepayment Date, (iii) the Prepayment Fee and (iv) the contract number ("FI nr") mentioned on the cover page of this Contract.

Subject to Article 4.02C the Prepayment Request shall be binding and irrevocable."

"4.04 General

A repaid or prepaid amount may not be reborrowed. This Article 4 shall not prejudice Article 10.

If the Borrower prepays a Tranche or the Restructured Tranche on a date other than a relevant Payment Date, the Borrower shall indemnify the Bank in such amount as the Bank shall certify is required to compensate it for receipt of funds otherwise than on a relevant Payment Date."

"5.01 Day count convention

Any amount due by way of interest, indemnity or fee from the Borrower under this Contract, and calculated in respect of a fraction of a year, shall be determined on the following respective conventions:

(a) under the Restructured Tranche, a year of 360 (three hundred and sixty) days and a month of 30 (thirty) days; and

(b) under a Tranche, a year of 360 (three hundred and sixty) days and the number of days elapsed.";

(q) Articles 12.01 (*Notices to either party*) and 12.02 (*Form of Notice*) of the Finance Contract shall be deleted in their entirety and replaced with the text set out in Schedule A (*Notices*) to this Letter;

(r) Schedule B (*Definitions of EURIBOR*) of the Finance Contract shall be deleted in its entirety and replaced with Schedule B (*Definitions of EURIBOR*) to this Letter.

6. REPRESENTATIONS AND WARRANTIES

6.1. With reference to the facts and circumstances then existing on:

(a) the date the Borrower countersigns this Letter except with respect to the Notified Non-Payment Events; and

(b) the Effective Date,

the Borrower makes hereunder the representations and warranties that are deemed repeated under and pursuant to Article 6.22 (*General Representations and Warranties*) of the Finance Contract as if each reference in those representations and warranties to "this Contract" included a reference to (i) the Finance Contract, as amended by this Letter; and (ii) this Letter.

7. CONTINUING GUARANTEE

Each Guarantor confirms that it acknowledges, and agrees to, the waiver and amendments under Article 3 (*Waiver*), Article 4 (*Amendment of Amortisation Table and Interest*) and Article 5 (*Amendments to the Finance Contract*) of this Letter in relation to the Finance Contract and it shall continue to guarantee any amounts due under the Finance Contract on the terms of the relevant Guarantee Agreement until such time as:

(a) all the Guaranteed Sums (as defined in the relevant Guarantee Agreement) have been unconditionally and irrevocably paid or repaid in full under the terms of the Finance Contract; or

(b) the relevant Guarantee Agreement expires on the terms thereof.

8. MISCELLANEOUS

8.1. Other than in accordance with the provisions of Article 3 (*Waiver*), Article 4 (*Amendment of Amortisation Table and Interest*) and Article 5 (*Amendments to the Finance Contract*) of this Letter, nothing in this Letter shall affect the rights of the Bank in respect of the occurrence of any other Event of Default or breach (however described) or non-compliance in connection with the Finance Contract, including without limitation any other Event of Default or breach (however described) or non-compliance in connection with the Finance Contract which (i) has not been disclosed by the Borrower in writing prior to the date of this Letter or (iii) which arises on or after the date of this Letter.

8.2. The provisions of the Finance Contract shall, save as amended by this Letter, continue in full force and effect. This Letter is not (and shall not be deemed to be) a consent, agreement, amendment or waiver in respect of any terms, provisions or conditions of the Finance Contract or the Guarantee Agreement, except as expressly agreed herein. The Bank reserves any other right or remedy it may have now or subsequently.

8.3. The Bank issues this Letter acting in reliance upon the information supplied to the Bank by the Borrower until the date hereof in relation to such matters being true, complete and accurate. It shall be without prejudice to any rights which the Bank may have at any time in relation to any other circumstance or matter other than as specifically referred to in this Letter or in relation to any such information not being true, complete and accurate, which rights shall remain in full force and effect.

8.4. The Borrower shall, at the request of the Bank and at its own expense, do all such acts and things necessary or desirable to give effect to the amendments effected or to be effected pursuant to this Letter.

8.5. The Bank and the Borrower designate this Letter as a "Finance Document".

8.6. The provisions of Articles 10.04 (*Non-Waiver*), 11.02 (*Jurisdiction*) 11.04 (*Place of performance*), 11.06 (*Third party rights*), 11.08 (*Invalidity*), 11.09 (*Amendments*), 11.10 (*Counterparts*), 12.01 (*Notices*) of the Finance Contract, as amended by this Letter, shall be incorporated into this Letter as if set out in full in this Letter and as if references in those clauses to "this Contract" are references to this Letter.

9. GOVERNING LAW

9.1. This Letter and any non-contractual obligations arising out of or in connection with it shall be governed by the laws of England.

10. SATISFACTION OF CONDITIONS

If the Effective Date does not occur on or before 3 June 2022 (or by any such later date as the Bank, in its own discretion, will have agreed to accept), the provisions of Article 3 (*Waiver*), Article 4 (*Amendment of Amortisation Table and Interest*) and Article 5 (*Amendments to the Finance Contract*) of this Letter and any other provision of this Letter which is expressed to take effect from the Effective Date shall be deemed automatically and definitively not effective.

11. SIGNING INSTRUCTIONS

In order to confirm your agreement to the above, we kindly ask you to (i) print-out a copy of this Letter, date it and ensure that it is duly signed on behalf of the Borrower and of the Guarantors, respectively and (ii) return by e-mail to the Bank a scanned version of the signed original Letter marked to the attention of Mr Francisco Mendonça Eiró, Legal Department at e-mail address: f.eiro@eib.org with a copy to ju-pol-rfv-assistants-mailbox@eib.org, at your earliest convenience.

Without prejudice to the above and for the purposes of keeping records of the execution of this Letter, the Bank will deliver to the Borrower and the Guarantors five (5) originals in paper form, initialled on each page and executed on behalf of the Bank. The Borrower and the Guarantors shall ensure that such originals are duly initialled on each page, executed and that two (2) originals of this Letter, duly initialled and signed by all parties, are returned to the Bank by no later than 10 June 2022 (or by any such later date as the Bank, in its own discretion, will have agreed to accept).

Yours faithfully,
EUROPEAN INVESTMENT BANK

Aleksander Skórnik	Francisco Mendonça Eiró
Head of Division	Legal Cousel

Agreed and accepted for and on behalf of

Curetis GmbH

as the Borrower

Name: Johannes Bacher & Albert Weber

Title: both Managing Directors

Date: 23-MAY-2022

Agreed and accepted for and on behalf of

OpGen Inc

as the Guarantor I

Name: Oliver Schacht, PhD	Albert Weber
Title: President & CEO	CFO
Date: 23-MAY-2022	

Agreed and accepted for and on behalf of

Ares Genetics GmbH

as the Guarantor II

Name: Dr. Arne Materna & Dr. Stephan Beisken

Title: both Managing Directors

Date: 23-MAY-2022

Schedule A

Notices

"**12.01 Form of notice**

(a) Any notice or other communication given under this Contract must be in writing and, unless otherwise stated, may be made by letter or electronic mail.

(b) Notices and other communications for which fixed periods are laid down in this Contract or which themselves fix periods binding on the addressee, may be made by hand delivery, registered letter or by electronic mail. Such notices and communications shall be deemed to have been received by the other Party:

(i) on the date of delivery in relation to a hand-delivered or registered letter;

(ii) in the case of any electronic mail:

(1) (except for Disbursement Notice referred to in paragraph (2) below), only when such electronic mail is actually received in readable form and only if it is addressed in such a manner as the other Party shall specify for this purpose; and

(2) which contains a Disbursement Notice only when such electronic mail is sent by the Bank to the Borrower.

(c) Any notice provided by the Borrower or any Obligor to the Bank by electronic mail shall:

(i) mention the contract number ("FI nr") found on the cover page of this Contract in the subject line; and

(ii) be in the form of a non-editable electronic image (pdf, tif or other common non editable file format agreed between the parties) of the notice signed by an authorised signatory with individual representation right or by two or more authorised signatories with joint representation right of the Borrower or any Obligor as appropriate, attached to the electronic mail.

(d) Notices issued by the Borrower pursuant to any provision of this Contract shall, where required by the Bank, be delivered to the Bank together with satisfactory evidence of the authority of the person or persons authorised to sign such notice on behalf of the Borrower and the authenticated specimen signature of such person or persons.

(e) Without affecting the validity of electronic mail notices or communication made in accordance with this Article 12.01, the following notices, communications and documents shall also be sent by registered letter to the relevant party at the latest on the immediately following Business Day:

(i) Disbursement Request;

(ii) revocation of a Disbursement Request according to Article 1.02C(b);

(iii) any notices and communication in respect of the deferment, cancellation and suspension of a disbursement of any Tranche, Market Disruption Event, Prepayment Request, Prepayment Notice, Event of Default, any demand for prepayment; and

(iv) any other notice, communication or document required by the Bank.

The parties agree that any above communication (including via electronic mail) is an accepted form of communication, shall constitute admissible evidence in court.

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12.02 Addresses

The address and electronic mail address (and the department for whose attention the communication is to be made) of each party for any communication to be made or document to be delivered under or in connection with this Contract is:

For the Bank	Attention: PMM/EVD 100 boulevard Konrad Adenauer L-2950 Luxembourg E-mail address: tmr-tm-evdassistants@eib.org
For the Borrower	Attention: Managing Directors and cc to Corporate Legal Max-Eyth-Strasse 42 71088 Holzgerlingen, Germany E-mail address: contact@curetis.com

(...)"

Schedule B

Definitions of EURIBOR

EURIBOR

"**EURIBOR**" means:

(a) in respect of a relevant period of less than one month, the Screen Rate (as defined below) for a term of one month;

(b) in respect of a relevant period of one or more months for which a Screen Rate is available, the applicable Screen Rate for a term for the corresponding number of months; and

(c) in respect of a relevant period of more than one month for which a Screen Rate is not available, the rate resulting from a linear interpolation by reference to two Screen Rates, one of which is applicable for a period next shorter and the other for a period next longer than the length of the relevant period,

(the period for which the rate is taken or from which the rates are interpolated being the "**Representative Period**").

For the purposes of paragraphs (a) to (c) above:

(i) "**available**" means the rates, for given maturities, that are calculated and published by Global Rate Set Systems Ltd (GRSS), or such other service provider selected by the European Money Markets Institute (EMMI), or any successor to that function of EMMI, as determined by the Bank; and

(ii) "**Screen Rate**" means the rate of interest for deposits in EUR for the relevant period as published at 11:00 a.m., Brussels time, or at a later time acceptable to the Bank on the day (the "**Reset Date**") which falls 2 (two) Relevant Business Days prior to the first day of the relevant period, on Reuters page EURIBOR 01 or its successor page or, failing which, by any other means of publication chosen for this purpose by the Bank.

If such Screen Rate is not so published, the Bank shall request the principal offices of four major banks in the euro-zone, selected by the Bank, to quote the rate at which EUR deposits in a comparable amount are offered by each of them, as at approximately 11:00 a.m., Brussels time on the Reset Date to prime banks in the euro-zone interbank market for a period equal to the Representative Period. If at least 2 (two) quotations are provided, the rate for that Reset Date will be the arithmetic mean of the quotations. If no sufficient quotations are provided as requested, the rate for that Reset Date will be the arithmetic mean of the rates quoted by major banks in the euro-zone, selected by the Bank, at approximately 11:00 a.m., Brussels time, on the day which falls 2 (two) Relevant Business Days after the Reset Date, for loans in EUR in a comparable amount to leading European banks for a period equal to the Representative Period. The Bank shall inform the Borrower without delay of the quotations received by the Bank.

All percentages resulting from any calculations referred to in this Schedule will be rounded, if necessary, to the nearest one thousandth of a percentage point, with halves being rounded up.

If any of the foregoing provisions becomes inconsistent with provisions adopted under the aegis of EMMI (or any successor to that function of EMMI as determined by the Bank) in respect of EURIBOR, the Bank may by notice to the Borrower amend the provision to bring it into line with such other provisions.

If the Screen Rate becomes permanently unavailable, the EURIBOR replacement rate will be the rate (inclusive of any spreads or adjustments) formally recommended by (i) the working group on euro risk-free rates established by the European Central Bank (ECB), the Financial Services and Markets Authority (FSMA), the European Securities and Markets Authority (ESMA) and the European Commission, or (ii) the European Money Market Institute, as the administrator of EURIBOR, or (iii) the competent authority responsible under Regulation (EU) 2016/1011 for supervising the European Money Market Institute, as the administrator of the EURIBOR, or (iv) the national competent authorities designated under Regulation (EU) 2016/1011, or (v) the European Central Bank.

If no Screen Rate and/or the EURIBOR replacement rate is available as provided above, EURIBOR shall be the rate (expressed as a percentage rate per annum) which is determined by the Bank to be the all-inclusive cost to the Bank for the funding of the relevant Tranche based upon the then applicable internally generated Bank reference rate or an alternative rate determination method reasonably determined by the Bank.